July 31, 2023

Securities and Exchange Commission Washington, DC 20549 - 0405 U.S.A.

We are the former independent auditors for Balsam Technologies Corp. (formerly RewardStream Solutions Inc.), predecessor to Blender Bites Limited, (the "Company"). Under the date of February 10, 2020, we reported on the financial statements of the Company as of and for the years ended September 30, 2019 and 2018, and under the date of February 27, 2019, we reported on the financial statements of the Company as of and for the years ended September 30, 2018 and 2017.

The Company provided us with a copy of the disclosures in its Registration Statement on Form 20-F (the "Form 20-F") and requested that we furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not we agree with the statements in Item 16F of the Form 20-F, and if not, stating the respects with which we do not agree.

We have read the Company's disclosure regarding "Change in Registrant's Certifying Accountant" as included in Item 16F of the Form 20-F and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS